Exhibit 99.1

Constitution Mining Enters Into Test Production

Lima, Peru – January 20, 2011 Constitution Mining Corp. (CMIN.OB) is pleased to announce that on January 18, 2011, the Company signed an agreement (the “Agreement”) with Swiss Mining S.A. to start a test-mining production operation on the Company’s Gold Sand’s project, located in North-East Peru.

Swiss Mining S.A. is currently in the business of developing, and if feasibility is determined, conducting mineral resource alluvial mining operations. As the largest operator in this area of the Amazon basin, they have the knowledge, experience and trained work force necessary to conduct an efficient operation. Swiss Mining will be utilizing a new trommel plant with centrifugal concentrators, in order to optimize the operational footprint, and thus minimize environmental impact on this test production venture.

Constitution Mining’s drilling program, which located placer ore bodies, was completed within the MIKA 2 Concession in 2010. A review of the findings made in regard to these alluvial deposits, provides the basis for this Agreement between the two companies. The Agreement designates that Swiss Mining  will carry out a test mining operation on the MIKA 2 Concession, located in the Peruvian Province of Datem del Marañon, District of Manseriche.  The results will be studied to determine if an expanded agreement between the parties covering a larger area is justified.

Swiss Mining will immediately begin to mobilize its equipment to the site. It expects to begin a six-month Test Mining Operation on CMIN’s MIKA 2 Concession within the next four to six weeks. Costs related to this Test Mining Operation, which is expected to involve the processing of approximately 150,000 cubic meters of placer material, are anticipated to be approximately US $425,000.

Revenues, if any, from this test operation will be utilized to cover Swiss Mining’s production costs in the following manner: all revenues from the sale or other disposition of ores, concentrates or minerals produced from the mineral properties ("Net Returns") shall be allocated 30% to CMIN and 70% to Swiss Mining, until the agreed upon costs of US $425,000 are fully covered. Any Net Returns beyond this cost recovery shall be divided equally between the two parties, on a 50/50 basis.

The Allocation of Net Returns is based upon a gold price in the range of US $1300 to $1500 per ounce. If the price of gold drops below US $1300 or climbs above $1500 per ounce for at least 5 consecutive business days and Swiss Mining has not recovered its costs of US $425,000, the parties may negotiate an adjustment to the 70/30 split.

CMIN has the right to monitor at its own expense, all activities performed by Swiss Mining or its subcontractors as related to this Agreement. This shall include, but not be limited to, the right to make site inspections at any time; to bring experts and consultants onsite to examine or evaluate work in progress or completed work; to examine the books, ledgers, documents, papers, and records pertinent to this Agreement; and to observe personnel in every phase of their performance of the related work.

Michael Stocker, Constitution Mining’s CEO states:

“We anticipate that this test mining operation, in partnership with Swiss Mining SA, will provide valuable information with which to help shape and hopefully confirm our hypotheses regarding the suitability and cost of alluvial gold production operations on our Gold Sands properties. We are very pleased to have reached this important milestone in the evolution or our company as we believe that this is a significant step forward from drilling to actual gold production”

About Swiss Mining S.A.

Swiss Mining SA, located in Lima, Peru, is a limited liability company organized and incorporated under Peruvian laws. It is owned and actively controlled by Swiss Mining and Consulting Ltd. The company’s general manger, Rafael Villarroel Mansilla, has a decade-long experience with alluvial mining.

About Constitution Mining Corp. (CMIN.OB)

The Company's goal is to locate large-scale commercially viable gold deposits and continuously increase the amount of gold underlying its outstanding shares. The Company is interested primarily in geographical areas that are home to several significant proven gold deposits, including highly prospective districts likely to hold further large deposits.

Peru

The Gold Sands project in Peru consists of options on 461 square kilometers (178 square miles) of mining property, the largest such block in the district. These Gold Sands were laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Marañón rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing it in the loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled during CMIN's 26-hole Phase I exploratory drill program indicate the presence of significant alluvial gold. The Company has also completed its Phase II drill program focused on grid drilling a 2.5 square kilometer region. While the results from both the Phase I drill program and the Phase II, 100-hole drill program are highly favorable, the Company cautions that these results do not yet indicate the presence of a commercially viable mineral deposit and further exploration is needed to determine the full feasibility of the project. Currently, the company has signed an agreement to begin a test mining production program within a 2.5 square kilometer area of the recent 100-hole drill program.

The full implementation of these programs will require the Company to secure additional financing.

Further information about Constitution Mining Corp may be found at:
http://www.ConstitutionMining.com.

On behalf of the Board:

Dr. Michael Stocker - CEO
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:

North America Toll Free: 800-215-0811
Direct Dial: 360-339-7309
Email: Info@ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.